Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Steven M. Besbeck, for himself and his heirs, successors and assigns (hereinafter collectively referred to as “Besbeck”) and Aspyra, Inc. on behalf of itself and for the benefit of its predecessors, including specifically, but not limited to, Creative Computer Applications, Inc., its subsidiaries and otherwise related entities, past and present officers, directors, shareholders, executives, managers, supervisors, employees, successors and agents, hereby agree to the following:

1.             Besbeck has resigned his employment with the Company effective November 30, 2007 (the “Resignation Date”).

2.             On the Resignation Date Besbeck was paid his base salary and all earned but unused vacation accrued through the Resignation Date.

3.             Besbeck represents to Aspyra that he is signing this Separation Agreement and General Release voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay, benefits, and consideration from Aspyra beyond that which is owed to him.

4.             In reliance on Besbeck’s promises, representations, and releases in this Agreement, commencing no sooner than eight days after Aspyra’s receipt of this Separation Agreement and General Release signed without change by Besbeck, and in consideration therefor, Aspyra will:

(a)           Provide Besbeck payment of one year of base salary at the base salary rate in effect on the Resignation Date, to be made in equal monthly installments on regular monthly payroll dates, commencing on the date closest to December 15, 2007, but no sooner than eight days after Aspyra’s receipt of this Agreement signed by Besbeck, for a period of eighteen months (39 bi-weekly pay periods) after the Resignation Date (i.e. he will be paid 2/3’s of his monthly base salary for those eighteen months which will equal one year of base salary).  Such payments shall be less legally required withholdings.

(b)           In the event that any of the payments reflected in paragraph 4(a) is missed, Besbeck will provide Aspyra with three days written notice to cure.  On the fourth day without payment or cure of said individual installment, the entirety of the remaining debt will accelerate and become due and payable immediately, bearing interest at 10% annually.

(c)           Upon Besbeck’s timely election of continuation coverage under COBRA, Aspyra will pay the monthly COBRA premium for Besbeck (plus the two percent (2%) COBRA service fee) for an eighteen month period, however, such payment of COBRA premiums shall cease upon commencement of other employment of Besbeck which makes health insurance coverage available to him.

COBRA notice will be provided to Besbeck under separate cover immediately after the date he signs this Agreement.

(d)           The provisions of 4(a) through (c) shall be binding on any successors in interest of Aspyra.

(e)           Accelerate to the Resignation Date the vesting of all options unvested as of that date (i.e. 35,000 shares) under Aspyra’s 2005 Equity Incentive Plan (“Equity Plan”).  With such additional vesting, Besbeck will have a total of 70,000 shares vested under the Equity Plan (50,000 shares under the 2005 Plan, and an existing 20,000 shares under the 1997 Plan).  As per the terms of the Equity Plan, Besbeck will have 90 days following the Resignation Date to exercise those options and, if he does not do so, they will terminate at that time.

(f)            Aspyra covenants that, upon Besbeck’s written request and receipt of evidence reasonably satisfactory to Aspyra that Besbeck has complied with Rule 144 and other applicable rules, regulations, or policies, including any trading window or insider trading policy of Aspyra then in effect, Aspyra shall promptly issue such instructions and take such other actions reasonably necessary to cause any restrictive legends to be removed from shares of Aspyra capital stock held by Besbeck.

5.             Besbeck and Aspyra agree to waive and release all claims, known and unknown, which either may have against the other, including specifically but not limited to on behalf of and against Creative Computer Applications, Inc., its subsidiaries and related entities, the past and present officers, directors, shareholders, executives, managers, supervisors, employees, consultants, auditors, attorneys, insurers, indemnities, successors and agents, of Aspyra and the other aforementioned entities (hereinafter collectively referred to as “Aspyra Released Parties”), arising prior to the date the parties execute this Agreement.  This release includes, without limitation, all claims relating in any way to any aspect of Besbeck’s employment or job performance, compensation, or the cessation of his employment with Aspyra, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code Section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended; any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action or claim whatsoever that arose on or before the date the parties execute this Agreement.

6.             It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by the parties against the other.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, each expressly acknowledges that this Separation Agreement and General Release is intended to include and does include in its effect, without limitation, all claims which either party does not know or suspect to exist in his or its favor against the other at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

7.             Specifically excluded from the waiver and release by Besbeck are his rights under his Indemnification Agreement effective January 30, 2006, and his statutory rights under California Labor Code § 2802.  The terms of the Indemnification Agreement will continue in full force and effect according to its terms, for claims against Besbeck arising out of his employment by Aspyra, or its predecessors, and the parties agree that said terms are incorporated by reference into this Agreement as if set forth in full herein.

8.             The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Besbeck hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against Aspyra Released Parties.  Besbeck acknowledges that nothing herein is intended to waive any claim based on events or actions occurring after this Agreement is entered.  Besbeck is hereby advised that he should consult with an attorney before signing this Agreement, that nothing in this Agreement is intended to waive any claim based on events or actions occurring after this Agreement is entered, and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Aspyra’s Chief Financial Officer.  In addition, Besbeck has a period of seven days following his execution of this Agreement in which he may revoke the Agreement.  If Besbeck does not advise Aspyra by a writing received by the Chief Financial Officer within such seven day period of Besbeck’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

9.             Unless otherwise required by law, Besbeck agrees that he will keep this Agreement completely confidential and will not disclose to any person other than his spouse, his tax advisors, and his counsel, that (a) this Agreement exists, (b) the amount of pay, benefits or other consideration he will receive from Aspyra pursuant to this Agreement, or (c) any term or condition of this Agreement.  Besbeck further agrees that he will not disparage or talk negatively about Aspyra, its directors, or employees to anyone, including specifically to any of Aspyra’s former, existing, or prospective employees, clients/customers or competitors who are known to Besbeck, and will cooperate with Aspyra in the formulation of an appropriate press release announcing his departure from Aspyra.

10.           The terms of the Confidentiality and Invention Assignment Agreement and Business Associate Employee Confidentiality Agreement Besbeck executed in favor of Creative Computer Applications, Inc. in 1996 and 2003 respectively, will continue in full force and effect according to their terms.  Besbeck also agrees that those Agreements will be equally binding on him as to Aspyra, and further to that intention agrees that they are incorporated by reference into this Agreement as if set forth in full herein.  Besbeck further agrees to sign and return to Aspyra the Termination Certificate attached as Exhibit B to the Confidentiality and Invention Assignment Agreement.

11.           This Separation Agreement and General Release shall not be construed as an admission by Aspyra of any improper, wrongful, or unlawful actions, or any other wrongdoing against Besbeck, and Aspyra specifically disclaims any liability to or wrongful acts against Besbeck on the part of itself and Released Parties.

12.           No provision of this Agreement shall be construed against any party or his/its counsel because that party or his/its counsel drafted the provision in question.  This Agreement will be interpreted in accordance with the laws of the State of California.

13.           This Agreement may be modified only by written agreement signed by both parties.

14.           In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

15.           This Separation Agreement and General Release contains the entire agreement between the parties regarding the subject matter hereof, and supersedes any and all prior and contemporaneous oral and written agreements.

16.           Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles, California in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction.  The costs of said arbitration exclusive of the parties’ attorneys’ fees, will be borne by Aspyra.

17.           In the event of any action for the breach of or to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party reasonable attorney’s fees, costs, disbursements and other expenses in such amounts as may be awarded by a court of competent jurisdiction.

Aspyra, Inc.

/s/ Steven M. Besbeck	By:	/s/ James R. Helms
Steven M. Besbeck		James R. Helms
Chief Operations Officer

Dated: December 19, 2007	Dated: December 20, 2007